Exhibit 16.1

September 2, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE:           El Maniel International, Inc.

File Ref. No. 333-148988

We have read the statements of El Maniel International, Inc. pertaining to our firm included under Item 4.01(a) of Form 8-K dated August 30, 2010 and agree with such statements as they pertain to our firm.

Regards,

WEBB & COMPANY, P.A.
Certified Public Accountants